PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is entered into as of November 26, 2010, by and among Robert C.A. Benjamin, Gerardo A. Chapa, and Ricardo Perusquia, each a resident of the State of Texas (individually a “Seller” and collectively, the “Sellers”) and Sanders Morris Harris Group Inc., a Texas corporation (“Purchaser” and together with the Sellers, the “Parties”).

RECITALS:

WHEREAS, Sellers own 100% of the membership interests in Global Financial Services, L.L.C., a Texas limited liability company (“GFS BD”), and GFS Advisors, LLC,  a Texas limited liability company (“GFS IA” and together with GFS BD, “GFS” or individually, a “Company” or collectively, the “Companies”);

WHEREAS, GFS BD is governed by Regulations dated as of December 23, 1994, as amended by an Amendment to Regulations dated as of November 4, 1997 (the “BD LLC Agreement”) and GFS IA is governed by an Operating Agreement dated as of January 10, 2007 (the “IA LLC Agreement”);

WHEREAS, Purchaser desires to purchase 50.1% of the profits interests and 48.743311% of the capital interests in GFS BD and 50.1% of the profits interest and capital interests in GFS IA from Sellers, and Sellers desire to sell to Purchaser 50.1% of the profits interests and 48.743311% of the capital interests in GFS BD and 50.1% of the profits and capital interest in GFS IA, on the terms and conditions set forth herein;

WHEREAS, in the previous 12 months, no profits interests or capital interests in GFS BD have been transferred or sold by the current members or former members of GFS BD; and

WHEREAS, because less than 50% of the capital interests in GFS BD are being transferred and sold pursuant to the terms of this Agreement and no previous transfers of capital interests in GFS BD have occurred in the 12 months preceding the Closing (as hereinafter defined), GFS BD will not incur a termination pursuant to Section 708(b)(1)(B) of the Section 7701 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
BASIC TRANSACTION

1.1 Purchase and Sale of Interests.

(a) Subject to the terms and conditions of this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, 50.1% of the profits interests and 48.743311% of the capital interest in each of GFS BD and GFS IA (the “Membership Interests”) in each of the Companies (the “Purchased Interest”).  The percent Membership Interest to be purchased in GFS BD and GFS IA from each Seller is set forth in Schedule A attached hereto (the “Percentage Interest”).

(b) The aggregate consideration being paid for the Purchased Interest (the “Initial Closing Consideration”), subject to adjustment after the Closing (as hereinafter defined) as provided in Sections 1.1(c) and (d), is as follows: (i) $15,000,000 of cash and (ii) such number of shares of the common stock, $0.01 par value, of Purchaser (“SMHG Common Stock”) (rounded to the nearest whole share) as shall equal (x) $3,000,000 divided by (y) the Current Market Price (as hereinafter defined) determined as of the Business Day following the date hereof.  The Initial Closing Consideration and any adjustments thereto will be allocated among the Sellers in such manner as the Sellers shall instruct.

(c) Subject to Section 1.4, the Initial Closing Consideration shall be subject to upward adjustment (the “Earn-Out Adjustment”) following the Closing in accordance with this Section 1.1(c).

(i) If for the period beginning January 1, 2011 and ending December 31, 2011 (the “First Earn-Out Period”), LLC Net Income (as hereinafter defined) is at least $5,000,000, then the Initial Closing Consideration shall be increased by an amount equal to (A) 3.2143 multiplied by (B) each One Dollar ($1.00) of LLC Net Income in excess of $5,000,000; provided, that the maximum increase in the Initial Closing Consideration pursuant to this Section 1.1(c)(i) and Section 1.1(c)(ii) shall be $4,500,000 (the “Maximum Earn-Out Adjustment”).

(ii) If the Maximum Earn-Out Adjustment is not reached at December 31, 2011, and if for the period beginning January 1, 2012 and ending December 31, 2012 (the “Second Earn-Out Period” and together with the First Earn-Out Period, the “Earn-Out Period”), LLC Net Income exceeds the greater of (A) $5,000,000 or (B) LLC Net Income for the year ended December 31, 2011, then the Initial Closing Consideration shall be increased by an amount equal to (x) 3.2143 multiplied by (y) each One Dollar ($1.00) of LLC Net Income in excess of the greater of $5,000,000 or the LLC Net Income for the First Earn-Out Period until the Maximum Earn-Out Adjustment is reached.

(iii) The Earn-Out Adjustment (if any) shall be paid 66-2/3% in cash and 33-1/3% in such number of shares of SMHG Common Stock (rounded to the nearest whole share) as shall equal (x) 33-1/3% of the Earn-Out Adjustment divided by (y) the Current Market Price determined as of the date immediately prior to the date of delivery of such SMHG Common Stock to Sellers. The Earn-Out Adjustment (if any) shall be paid to Sellers ratably in accordance with the Percentage Interest sold by each of them.

(iv) The Earn-Out Adjustment (if any) shall be paid by Purchaser to Sellers promptly (and in any event within two Business Days (as hereinafter defined)) after the Earn-Out Adjustment Statement becomes final and binding pursuant to sub-paragraph (v) below, unless the Sellers deliver a Section 1.1(c) Objection Notice, in which case the Earn-Out Adjustment shall be paid within two Business Days following the Independent Earn-Out Determination.

(v) Not later than March 25, 2012, for the First Earn-Out Period, and March 25, 2013, for the Second Earn-Out Period (or if the audited financial statements for each Company have not been delivered prior to March 15, 2012 or 2013, as the case may be,  10 days following delivery of such audited financial statements), Purchaser shall prepare and deliver to Sellers a written statement (the “Earn-Out Adjustment Statement”) setting forth in reasonable detail the calculation of LLC Net Income for the Earn-Out Period and the resulting Earn-Out Adjustment (if any).  The Earn-Out Adjustment Statement shall be final and binding on Sellers unless within 10 Business Days following the date of delivery of the Earn-Out Adjustment Statement, Sellers notify Purchaser in writing (a “Section 1.1(c) Objection Notice”) that Sellers do not accept as correct the calculation of LLC Net Income for such Earn-Out Period and the resulting Earn-Out Adjustment as reflected in the applicable Earn-Out Adjustment Statement. If Sellers timely deliver a Section 1.1(c) Objection Notice, then Purchaser and Sellers shall attempt to reach agreement as to the calculation of LLC Net Income for such Earn-Out Period and the resulting Earn-Out Adjustment.  If within 10 Business Days the Parties have not reached agreement on it, then Purchaser and Sellers shall promptly designate an accounting firm of nationally or regionally recognized standing and not having any material business relationship with any of the Parties (and they shall promptly disclose any such relationships to the other), which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such accounting firm, the calculation of LLC Net Income for such Earn-Out Period and the resulting Earn-Out Adjustment (if any).  The determination of LLC Net Income for such Earn-Out Period by such accounting firm shall be final and binding on the Parties (“Independent Earn-Out Determination”).

(vi) For purposes of this Section 1.1(c), “LLC Net Income” means:

(A) for the fiscal year ending December 31, 2011, the consolidated net operating income of GFS BD and GFS IA for such fiscal year before interest, Taxes (as hereinafter defined), depreciation, and amortization (“EBITDA”), as determined in accordance with generally accepted accounting principles as in effect from time to time in the United States and any successor principles (“GAAP”) consistently applied by reference to the audited financial statements of GFS BD and GFS IA for that fiscal year; and

(B) for any subsequent fiscal year of GFS BD and GFS IA, the EBITDA for such fiscal year, as determined in accordance with GAAP and by reference to the audited financial statements of GFS BD and GFS IA for that fiscal year;

but in each case under (A) and (B) without taking into account any items of income, cost, expense, expenditure or deduction (I) resulting from the transactions contemplated in this Agreement (including the amortization of goodwill), (II) for one-time, non-cash extraordinary items pertaining to strategic growth and expansion initiatives, (III) otherwise mutually agreed to by Sellers and Purchaser, or (IV) otherwise agreed to by a Required Vote (as defined in the BD LLC Agreement and the IA LLC Agreement (as hereinafter defined)) of the Board of Managers of each Company.

(d) Subject to Section 1.4, and in addition to the Earn-Out Adjustment, the Initial Closing Consideration shall be subject to upward adjustment (the “CAGR Adjustment”) following the Closing in accordance with this Section 1.1(d).

(i) If for any fiscal year ending on December 31, 2012, 2013, or 2014 (each a “CAGR Period”), LLC Net Income exceeds the Base Year Net Income (as hereinafter defined) by at least ten percent (10%), but less than twelve and one-half percent (12.5%) (with such rates compounded annually after 2012 for the number of years elapsed since 20111), then the Initial Closing Consideration shall be increased by an amount equal to 4.76% of the sum of the Initial Closing Consideration and any Earn-Out Adjustment paid prior to such CAGR Period.

(ii) If for any CAGR Period, LLC Net Income exceeds the Base Year Net Income by at least twelve and one-half percent (12.5%), but less than fifteen percent (15.0%) (with such rates compounded annually after 2012 for the number of years elapsed since 2011), then the Initial Closing Consideration shall be increased by an amount equal to 9.52% of the sum of the Initial Closing Consideration and any Earn-Out Adjustment paid prior to such CAGR Period.

(iii) If for any CAGR Period, LLC Net Income exceeds the Base Year Net Income by at least fifteen percent (15.0%), but less than twenty percent (20%) (with such rates compounded annually after 2012 for the number of years elapsed since 2011), then the Initial Closing Consideration shall be increased by an amount equal to 11.90% of the sum of the Initial Closing Consideration and any Earn-Out Adjustment paid prior to such CAGR Period.

(iv) If for any CAGR Period, LLC Net Income exceeds the Base Year Net Income by at least twenty percent (20%) (with such rates compounded annually after 2012 for the number of years elapsed since 2011), then the Initial Closing Consideration shall be increased by an amount equal to 14.29% of the sum of the Initial Closing Consideration and any Earn-Out Adjustment paid prior to such CAGR Period.

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1 I.e., to achieve the 10% rate, the required rate of growth for 2012 would be 10%, for 2013 would be 21%, and for 2014 would be 31.1%.

(v) For clarity’s sake, the following table summarizes the CAGR ranges, incentive multiples, percentages and maximum pay-outs for the CAGR Adjustments:

Minimum CAGR	Incentive Multiple	Additional % of Purchase Price	Maximum 3 year Earnout[2]
10.0%	8	4.76%	$ 3.2M
12.5%	9	9.52%	$ 6.4M
15.0%	9.5	11.90%	$ 8.0M
20.0%	10	14.29%	$ 9.6M

(vi) For purposes of this Section 1.1(d), “Base Year Net Income” means (A) for the year ending December 31, 2012, LLC Net Income for the year ending December 31, 2011, but not less than $5,000.000 or more than $6,400,000, and (B) for the years ending December 31, 2013 and 2014, the greater of LLC Net Income for the years ending December 31, 2011 or 2012, but not less than $5,000,000 or more than $6,400,000.

(vii) Each CAGR Adjustment (if any) shall be paid 80% in cash and 20% in such number of shares of SMHG Common Stock (rounded to the nearest whole share) as shall equal (x) 20% of the CAGR Adjustment divided by (y) the Current Market Price determined as of the date immediately prior to the date of delivery of such SMHG Common Stock to Sellers. Each CAGR Adjustment (if any) shall be paid to Sellers ratably in accordance with the Percentage Interest sold by each of them.

(viii) Each CAGR Adjustment (if any) shall be paid by Purchaser to Sellers promptly (and in any event within two Business Days) after the CAGR Adjustment Statement becomes final and binding pursuant to sub-paragraph (viii) below, unless the Sellers deliver a Section 1.1(d) Objection Notice, in which case the CAGR Adjustment shall be paid within two Business Days following the Independent CAGR Determination.

(ix) Not later than March 25 following each CAGR Period (or if the audited financial statements for each Company have not been delivered prior to March 25 of any year, 10 days following delivery of such audited financial statements), Purchaser shall prepare and deliver to Sellers a written statement (the “CAGR Adjustment Statement”) setting forth in reasonable detail the calculation of LLC Net Income for the CAGR Period and the resulting CAGR Adjustment (if any). The CAGR Adjustment Statement shall be final and binding on Sellers unless within 10 Business Days following the date of delivery of the CAGR Adjustment Statement, Sellers notify Purchaser in writing (a “Section 1.1(d) Objection Notice”) that Sellers do not accept as correct the calculation of LLC Net Income for the CAGR Period and the resulting CAGR Adjustment as reflected in the CAGR Adjustment Statement. If Sellers timely deliver a Section 1.1(d) Objection Notice, then Purchaser and Sellers shall attempt to reach agreement as to the calculation of LLC Net Income for such CAGR Period and the resulting CAGR Adjustment.  If within ten Business Days the Parties have not reached agreement on it, then Purchaser and Sellers shall promptly designate an  accounting firm of nationally or regionally recognized standing and not having any material business relationship with any of the Parties (and they shall promptly disclose any such relationships to the other), which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such accounting firm, the calculation of LLC Net Income for such CAGR Period and the resulting CAGR Adjustment (if any). The determination of LLC Net Income for such CAGR Period by such accounting firm shall be final and binding on all of the Parties (“Independent CAGR Determination”).

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2 Assumes that EBITDA achieved each year is sufficient to trigger this tier of CAGR payment.

(x) For purposes of this Section 1.1, “Current Market Price” means as of any date of determination, the arithmetic mean of the sales price of a share of SMHG Common Stock (calculated as the average of the high and low sales prices) on each of the 10 trading days immediately preceding such date on the Nasdaq Stock Market or, if the SMHG Common Stock is no longer quoted thereon, on such other national securities market or exchange on which SMHG Common Stock is then listed, as reported on that page of Bloomberg which displays such data, or if such service is unavailable, such other comparable publicly available service for displaying such data as may be agreed by the Parties (such agreement not to be unreasonably withheld).  In the event that there is a stock split (or reverse stock split), stock dividend or other similar event during the relevant measuring periods under the foregoing calculation, equitable and appropriate adjustments shall be made in the application of the foregoing calculation of Current Market Price to take account of such event.

(xi) The cash portion of the Initial Closing Consideration and any Earn-Out Adjustment, or CAGR Adjustment shall be paid by wire transfer of immediately available funds to the account or accounts designated by the Sellers.

1.2 Escrow of SMHG Common Stock.  The Sellers shall, at the Closing Date, deliver and deposit with Purchaser, or such other person designated by Purchaser as escrow agent (the “Escrow Agent”), stock certificates representing a number of shares of the SMHG Common Stock (the “Escrow Shares”) equal to $1,000,000 divided by the Current Market Price on the Closing Date. The Escrow Agent is hereby authorized and directed to hold the Escrow Shares in accordance with the following terms of this Section 1.2 and Sections 9.1 and 9.3 until the 12 month anniversary following the Closing Date (the “Escrow Release Date”); provided, however, that the Escrow Release Date shall be extended if there are any pending Indemnity Matters (as hereinafter defined) asserted by Purchaser until such Indemnity Matters are resolved by agreement of the Parties or pursuant to the procedure set forth in Section 11.8. The number of Escrow Shares deliverable to the Sellers on the Escrow Release Date shall be reduced by the amount of any Indemnity Matter agreed to by Sellers or determined pursuant to the procedure set forth in Section 11.8 to be owed to Purchaser.  The Sellers shall be entitled to receive all dividends paid on the Escrow Shares prior to the Escrow Release Date..

1.3 Employment Agreement.  Each of the Sellers shall enter into an agreement with the Companies to provide ongoing services to the Companies in connection with their management of its business activities for a term of three years (two years for Mr. Benjamin), including a coterminous non-competition agreement and with non-competition and non-solicitation continuing for three years (four years for Mr. Benjamin) from termination of employment. The foregoing agreement will be in substantially the form attached hereto as Exhibit D (the “Employment Agreement”).

1.4 Limitation on Issuances of SMHG Common Stock.  Notwithstanding any other provision of this Agreement to the contrary, (a) if any required issuance of shares of SMHG Common Stock to the Sellers under the terms of this Agreement as payment of the purchase price or the payment of any bonuses under an employment agreement entered into in connection herewith (an “Applicable Payment”), when combined with all prior issuances of SMHG Common Stock under this Agreement, would result in the aggregate issuance of (i) SMHG Common Stock with voting power equal to or exceeding 20% of the voting power of the total number of shares of SMHG Common Stock outstanding as of the date of this Agreement or (ii) a number of shares of SMHG Common Stock equal to or exceeding 20% of the total number of shares of SMHG Common Stock outstanding as of the date of this Agreement, then Purchaser shall make such Applicable Payment in cash (rather than in SMHG Common Stock); and (b) if at any time SMHG Common Stock shall cease to be traded on the New York Stock Exchange, the NASDAQ Stock Market or other national securities market or exchange, any Applicable Payments shall be made in an equivalent amount of cash rather than SMHG Common Stock.

ARTICLE II
CLOSING

2.1 Closing.  The closing of the purchase and sale of the Purchased Interest (the “Closing”) shall occur at 10:00 a.m. (Houston time) on December 31, 2010 (the “Closing Date”).  At the Closing, (a) the Sellers will deliver to Purchaser an assignment of the Purchased Interest in the form attached hereto as Exhibit A (an “Assignment of Interest”), (b) Purchaser shall deliver to the Sellers the Initial Closing Consideration, (c) the Sellers and Purchaser shall execute and deliver the Amended and Restated Company Agreement of GFS BD in the form attached hereto as Exhibit B (“GFS BD Amended and Restated Company Agreement”) and the Amended and Restated Company Agreement of GFS IA in the form attached hereto as Exhibit C (“GFS IA Amended and Restated Company Agreement”), and (d) the Companies and each Seller shall execute and deliver an Employment Agreement.

2.2 Sellers Obligations.  The Sellers’ obligations to complete the sale and purchase of the Purchased Interest shall be subject to the following conditions:

(a) receipt by the Sellers of the Initial Closing Consideration;

(b) the accuracy in all material respects of the representations and warranties made by Purchaser and the fulfillment of those undertakings of Purchaser to be fulfilled prior to or at the Closing;

(c) Purchaser’s execution and delivery of the GFS BD Amended and Restated Company Agreement;

(d) Purchaser’s execution and delivery of the GFS IA Amended and Restated Company Agreement;

(e) The Purchaser’s execution and deliver of the Registration Rights Agreement (the “Registration Rights Agreement”) in the firm attached hereto as Exhibit E;

(f) the Companies’ execution and delivery of each Employment Agreement;

(g) the Financial Industry Regulatory Authority (“FINRA”) has not imposed any condition on the operation of GFS BD pursuant to NASD Conduct Rule 1017(c)(1) or 1017(g) that is not reasonably acceptable to the Sellers; and

(h) no Material Adverse Effect (as hereinafter defined) has occurred and is continuing with respect to the business or financial condition of Purchaser.

2.3 Purchaser Obligations.  Purchaser’s obligation to complete the sale and purchase of the Purchased Interest shall be subject to the following conditions:

(a) each Seller’s execution of an Assignment of Interest;

(b) the accuracy in all material respects of the representations and warranties made by the Sellers and the fulfillment of those undertakings of the Sellers to be fulfilled prior to or at the Closing;

(c) receipt by Purchaser of any certificate or certificates of the officers of the Companies or public officials of any state as may be reasonably requested by Purchaser;

(d) each Sellers’ execution and delivery of the GFS BD Amended and Restated Company Agreement;

(e) each Sellers’ execution and delivery of the GFS IA Amended and Restated Company Agreement;

(f) each Sellers’ execution of an Employment Agreement;

(g) the Companies shall open a new account for working capital and ensure that it has cash on hand at Closing of at least $181,000;

(h) FINRA has not imposed any condition on the operation of GFS BD pursuant to NASD Conduct Rule 1017(c)(1) or 1017(g) that is not reasonably acceptable to SMHG;

(i) J.P. Morgan Clearing Corp. has agreed that the Agreement for Securities Clearance Services dated September 15, 1995, shall remain in full force and effect following Closing; and

(j) No Material Adverse Effect (as hereinafter defined) has occurred and is continuing with respect to the business or financial condition of the Companies.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers, jointly and severally, hereby represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, except as set forth on the GFS Disclosure Schedule (as hereinafter defined), as follows:

3.1 Organization, Existence, and Qualification.  Each of GFS BD and GFS IA is a limited liability company duly organized and in good standing under the Laws of the State of Texas and has the power and authority to carry on its business as it is now being conducted and to own, lease, and operate all of its properties and assets (the “Business”).  Each of GFS BD and GFS IA is duly qualified to do business and is in good standing in each other jurisdiction in which qualification is required, except where the failure to be so qualified will not have a Material Adverse Effect (as hereinafter defined).  The Sellers have delivered to Purchaser true and correct copies of the BD LLC Agreement and the IA LLC Agreement, together with all amendments thereto, as in effect immediately prior to the date hereof.

3.2 Capitalization.  Sellers are the sole members of each of the Companies.  The Membership Interests owned by each of the Sellers in each of the Companies are as set forth on Schedule A.  The issued and outstanding Membership Interests of each of the Companies are uncertificated.  Except as set forth on in Section 3.2 of the GFS Disclosure Schedule, no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire Membership Interest or other equity interests of either Company will be outstanding as of the Closing Date.  To the knowledge of the Sellers, the outstanding Membership Interests of each Company have been duly authorized and issued in compliance with the BD LLC Agreement and the IA LLC Agreement, and all applicable laws, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other legally binding guideline or policy (“Laws”) issued or rendered by, any Governmental Entity (as hereinafter defined), and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase such Membership Interests.  There are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments obligating either Company to issue, sell or purchase equity interests of such Company or any security convertible into equity interests or obligating such Company to purchase, sell or transfer any equity interests of such Company.

3.3 Sale and Delivery of the Purchased Interest.  Sellers (i) have not pledged, sold, or encumbered the Purchased Interest, (ii) are the beneficial owners of the Purchased Interest and have full authority and power to transfer the Purchased Interest to Purchaser pursuant to this Agreement, (iii) have paid in full all capital contributions required by the BD LLC Agreement and the IA LLC Agreement, and (iv) have no outstanding obligations to either Company with respect to the Purchased Interest sold by such Sellers.  The Sellers have, and at the Closing will transfer to Purchaser, good and valid title to the Purchased Interest, free and clear of any material lien, mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, priority, assessment, security interest, lease, sublease, charge, adverse non-contingent claim, levy, or other encumbrance of any kind, excluding restrictions on transferability imposed by federal and state securities Laws and excluding restrictions arising under this Agreement (“Liens”) (other than Permitted Liens (as defined hereinafter)). Upon the Closing, Purchaser will receive and will own all rights, title and interest relating to the Purchased Interest.  No approval or authority of any person other than FINRA is required for the sale of the Purchased Interest as contemplated herein.  Based upon representations of Purchaser hereunder, the sale of the Purchased Interest hereunder shall be in compliance with all applicable securities Laws.

3.4 Authority, Due Execution, Delivery, and Performance of the Agreement.

(a) Each Seller has full power and authority to enter into this Agreement and perform the transactions contemplated in this Agreement.  This Agreement has been duly authorized, and at the Closing will have been duly executed and delivered by each of the Sellers.

(b) The execution, delivery, and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated herein will not (i) result in the creation of any Lien upon any assets of either Company pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which a Company or the Sellers is a party or by which a Company or any of its properties may be bound or affected, and in each case which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects, or results of operations of a Company (a “Material Adverse Effect”), or (ii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any U.S. federal, state or local court, executive office, legislature, governmental agency or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality (a “Governmental Entity”) applicable to the Sellers or the Companies or any of their respective properties.  No material consent, approval, authorization, or other order of any Governmental Entity is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated in this Agreement, except for compliance with all securities Laws applicable to the sale of the Purchased Interest and filing with FINRA pursuant to NASD Conduct Rule 1017.

(c) Upon the Sellers’ execution and delivery, and assuming the valid execution hereof by Purchaser, this Agreement will constitute a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.5 Subsidiaries.  Neither Company has any investments or ownership interest in any corporations, partnerships, joint ventures, or other business enterprises other than the Companies.

3.6 No Defaults.  Neither Company is in violation of or default under any provisions of its articles of organization, the BD LLC Agreement, the IA LLC Agreement or other organizational documents.  Neither Company, and to the knowledge of the Sellers, nor any party thereto, is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit, or other instrument to which a Company is a party or by which a Company, or any of its properties are bound; and there does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default as defined in such documents on the part of a Company, except for such breaches and defaults that individually or in the aggregate would not have a Material Adverse Effect.  To the knowledge of the Sellers, neither Company is in violation of (a) any judgment, order, or decree by which a Company or its properties is bound or (b) any statute, rule, or regulation of any Governmental Entity, except for such violations that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

3.7 No Actions.  Except as disclosed in Section 3.7 of the GFS Disclosure Schedule, there are no actions, suits or proceedings, disciplinary proceedings, or investigations of any nature pending or, to the knowledge of the Sellers, threatened by any Governmental Entity to which either Company, or any partner, officer, manager, or employee of the Companies is or may be a party or of which property owned or leased by either Company is or may be subject (except for litigation that individually or in the aggregate would not have a Material Adverse Effect), and no material labor problem or labor disturbance by the employees of a Company exists or, to the knowledge of the Sellers, is imminent.  Except as disclosed in Section 3.7 of the GFS Disclosure Schedule, neither Company nor, to the knowledge of the Sellers, any associated person or investment adviser representative of a Company is a party to or subject to the provisions of any injunction, judgment, decree, memorandum of understanding or similar arrangement, or order of any Governmental Entity charged with supervision or regulation of a Company, including the Securities and Exchange Commission (“Commission”), FINRA, or any other agency responsible for the supervision or regulation of investment advisers, investment adviser representatives, or broker dealers.

3.8 Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the conduct of the Business of the Companies has not violated, and as presently conducted does not violate, any Laws, nor has either Company received any notice of any such violation which remains outstanding, except for those listed in Section 3.8(a) of the GFS Disclosure Schedule.

(b) GFS IA is duly registered with the Commission as an investment advisor under the Investment Advisers Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Advisers Act”). GFS BD is duly registered with the Commission as a broker dealer under the Securities Act of 1934, as amended (the “Exchange Act”), and is a member of FINRA.  The Sellers have furnished to Purchaser a true, correct, and complete copy of (i) GFS IA’s current Form ADV (parts I, as filed with the Commission, and II), and has made available to Purchaser all state registration forms, all prior Form ADV filings, and all reports filed by Purchaser with the Commission under the Advisers Act and under similar state statutes since its formation and (ii) GFS BD’s currently effective Form BD, as filed with the Commission, and has made available to Purchaser all state registration forms and all reports filed by GFS BD with the Commission and FINRA since January 1, 2008.

(c) Each officer or employee of the Companies who is required by reason of the nature of his employment by the Companies to be registered as a sales agent or an investment adviser representative with FINRA, the securities commission of any state or any self-regulatory body, or other Governmental Entity, is duly registered or appointed as such, and such registration or appointment is in full force and effect.  Neither Company nor, to the knowledge of the Sellers, any other person “associated” (as defined under the Advisers Act) with either Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the knowledge of the Sellers, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation.

(d) Each Company has a written policy regarding insider trading and a code of ethics which complies in all material respects with applicable Laws, copies of which have been delivered to Purchaser.  All employees of the Companies have acknowledged that they are bound by the provisions of such codes of ethics and insider trading policies.  There have been no material violations or allegations of material violations of such codes of ethics or insider trading policies during the twelve months preceding the date hereof.

(e) Each Company is in possession of all permits, licenses, registrations and other authorizations and approvals material to the conduct of their respective Business as currently conducted or as proposed to be conducted (“Licenses”), and all such Licenses are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Licenses would not reasonably be expected to have a Material Adverse Effect.  Each Company has timely filed all material reports, forms, schedules, statements, documents, and other filings, together with any amendments required to be made with respect thereto, with the Commission and FINRA, as the case may be, any applicable Governmental Entity, or any non-governmental self-regulatory agency, commission, or authority, including all material reports, statements, and filings required under the Advisers Act, the Exchange Act, and any applicable state securities Laws, and has paid all fees and assessments due and payable in connection therewith, except for such failure not reasonably likely to have a Material Adverse Effect.  The information contained in such forms and reports was true and accurate in all material respects as of the time of filing and, except as indicated in a subsequent form or report filed before the Closing Date, continues to be true and complete.  As of their respective dates, each of such forms and reports complied in all material respects with the requirements of the applicable statutes, rules, and regulations pursuant to which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Section 3.8 of the GFS Disclosure Schedule lists the states in which each Company has made all notice filings required in connection with their status as a broker dealer or investment advisor.

(g) Neither Company has been advised nor has reason to believe that it is not conducting their respective Business in compliance with all licenses, permits, and other authorizations material to the conduct of their Business and with all applicable Laws of the jurisdictions in which it is conducting Business, except where failure to be in compliance would not have a Material Adverse Effect.  No Governmental Entity has initiated any administrative proceeding or, to the knowledge of the Sellers, investigation into or related to the Business or operations of the Companies.  Except as set forth in Section 3.8 of the GFS Disclosure Schedule, there is no unresolved violation, criticism, or exception made in writing by any Governmental Entity with respect to any report or statement by any Governmental Entity relating to any examination of the Companies.

(h) Neither Company is “an investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Investment Company Act”).  Neither Company provides investment advisory services to any investment company registered under the Investment Company Act.

3.9 Financial Statements.  The Sellers have delivered to Purchaser accurate and complete copies of audited income, expense and cash flow statements for GFS BD for the years ended December 31, 2007, 2008, and 2009, unaudited income, expense and cash flow statements for GFS IA for the years ended December 31, 2008, and 2009, and unaudited income, expense and cash flow statements for each Company for the nine-months ended September 30, 2010 (the “Financial Statements”). The Financial Statements of each Company have been prepared in accordance with GAAP and the books of account and records of such Company, and fairly present the financial position of such Company at the dates and for the periods indicated and the consolidated results of operations of such Company for the respective periods then ended in accordance with GAAP, subject, in the unaudited balance sheet of the Company at September 30, 2010 included in the Financial Statements (the “Latest Company Balance Sheet”), to (i) the exclusion of statements of shareholders’ equity and cash flows, (ii) year-end adjustments (which consist only of normal recurring accruals), and (iii) the absence of explanatory footnote disclosures required by GAAP.  The Financial Statements do not omit to state any information necessary in order to make such Financial Statements not materially misleading.

3.10 No Undisclosed Liabilities.  Neither Company has any liabilities of a nature that would be required by GAAP to be shown on a balance sheet, except liabilities (i) disclosed in or reserved against on the Latest Company Balance Sheet or described in the notes thereto, (ii)  arising since the date of the Latest Company Balance Sheet in the ordinary course of the Business, (iii)  identified in the GFS Disclosure Schedule or (iv)  that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.11 Properties.  Except as set forth in Section 3.11 of the GFS Disclosure Schedule, each Company has good and marketable title to their respective properties and assets reflected in the Latest Company Balance Sheet (other than properties and assets disposed of in the ordinary course of Business since the date of the Latest Company Balance Sheet, which, in the aggregate, are not material), free of all Liens (except Permitted Liens).  The term “Permitted Liens” means (i) those Liens reflected in the SMH Commission Filings, in the case of Purchaser and its assets or properties, or the Financial Statements, in the case of either Company or the Sellers, (ii) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, and (iii) other Liens (including mechanics’, couriers’, workers’, repairers’, landlords’, materialmen’s, warehousemen’s and other similar Liens) arising in the ordinary course of Business as would not in the aggregate have an Material Adverse Effect on the value of, or materially adversely interfere with the use of, the property subject thereto.

3.12 Taxes and Tax Returns. Except as set forth in Section 3.12 of the GFS Disclosure Schedule:

(a) the Companies are taxed as partnerships for federal income tax purposes and no elections have been made to have the Companies treated  as associations taxable as corporations for federal income tax purposes;

(b) neither Company has or has ever had, any liability for  federal income taxes and, to the knowledge of each Seller all material federal income taxes in respect of the operations and activities of the Companies as imposed on such Seller has been paid;

(c) all federal, state, county, and local Tax and informational returns (“Tax Returns”) required to be filed with any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax or to which there is an obligation by a taxpayer to report any activity or action giving rise to any Tax (a “Taxing Authority”) on or before the Closing by or on behalf of the Companies have been duly filed on a timely basis in accordance with all applicable Laws, except where the failure to file such Tax Returns would not have a Material Adverse Effect;

(d) at the time of their filings, all such Tax Returns described above were complete and correct in all material respects;

(e) all material taxes of any kind, however denominated, including any interest, penalties or other additions to tax payable in respect thereof imposed by any U.S. federal, foreign, state or local Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, old age security, sales and use, ad valorem, excise, franchise, business license, occupation, real property gains, payroll and employee withholding, unemployment insurance, real and personal property, stamp, environmental, transfer, workers’ compensation, severance, alternative minimum, windfall, and capital taxes, and other obligations of the same or a similar nature to any of the foregoing and shall include, without limitation, any liability for taxes (i) as a result of being a transferee, (ii) by operation of any federal, state, local or foreign statute or law that imposes vicarious liability for taxes upon a related, affiliated or commonly owned or controlled entity, and (iii) pursuant to any form of agreement or contract, including any type of tax sharing agreement or otherwise (“Taxes”) shown to be due by any Tax Return as well as all other Taxes that have become due and required to be paid by the either Company on or before the date of this Agreement have been paid, and the reserves for Taxes of each Company reflected in the Latest Company Balance Sheet were adequate to cover all Taxes that have not been paid, but which under GAAP were accruable, through the date of the Latest Company Balance Sheet;

(f) there are no Liens for Taxes upon any assets of the Companies, except Liens for Taxes not yet due or which are being contested in good faith;

(g) there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, asserted or assessed against the Companies, and, to the knowledge of the Sellers, no grounds exist for any such assessment of Taxes;

(h) no Seller is a “foreign person” within the meaning of Section 7701 of the Code and the Purchased Interest is not a U.S. real property interest pursuant to Section 897(c)(4) of the Code;

(i) neither Company has received written notice of a claim made by any Taxing Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to Tax in such jurisdiction;

(j) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted to or applied for by the Companies;

(k) neither Company is required to make any material adjustments with respect to a change in Tax accounting methods, and neither Company has proposed such adjustment or received written notice that the U.S. Internal Revenue Service (the “IRS”) or another Taxing Authority has proposed such adjustment;

(l) neither Company has any deferred income reportable for a current Tax period (or portion thereof) or a period (or portion thereof) beginning after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period (or portion thereof) ending on or prior to the Closing Date other than any payments described in Section 8.7(c) of this Agreement;

(m) as to each year or period for which the statute of limitations for assessments has not yet expired as to a given Tax, neither Company (i) is a party to any Tax sharing or allocation agreement, (ii) has been a member of a consolidated, combined or unitary group for purposes of filing Tax Returns, and (iii) has any material liability for Taxes of any other person as a transferee or successor, by contract or otherwise;

(n) as of the Closing, none of the Tax Returns of the Companies are the subject of an action, suit, proceeding, audit, or examination by a Taxing Authority;

(o) as to each year or period for which the statute of limitations for assessments has not yet expired as to a given Tax neither Company has participated in any (i) “tax shelter” within the meaning of Code Section 6111 (as in effect prior to the enactment of P.L. 108-357) or (ii) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than transactions that have been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor form);

(p) in the previous 12 months, no profits interests or capital interests in GFS BD have been transferred or sold by the current members or former members of GFS BD; and

(q) the Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other party.

3.13 Litigation.  Except as described in Section 3.13 of the GFS Disclosure Schedule or as would not reasonably be expected to result in a Material Adverse Effect, there is no suit, action or proceeding, or to the knowledge of the Sellers, investigation, pending or, to the knowledge of the Sellers, threatened against the Companies at Law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind.  There is no material judgment, decree, injunction, rule or order of any Governmental Entity, arbitrator or mediator issued against the Companies (or to which any of them is otherwise particularly subject, but excluding rules and orders of Governmental Entities that are of general applicability).

3.14 Real Property.  Section 3.14 of the GFS Disclosure Schedule sets forth any real property owned, leased or occupied by the Companies since the date of formation.  The operations and activities conducted by each Company at these locations have consisted only of its Business.  No material environmental permits are required for the Companies to operate their respective Business as now or previously conducted and the Companies have been in compliance in all material respects with all applicable environmental Laws.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the GFS Disclosure Schedule  sets forth each material retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Companies (the “Employee Plans”).  Each Company has complied, and currently is in compliance, both as to form and operation, in all material respects, with the terms of each Employee Plan and all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other Law or regulation imposed or administered by any Governmental Entity with respect to each of the Employee Plans.  Neither Company has at any time maintained, adopted, established, contributed to or been required to contribute to, otherwise participate in or has, could have or ever been required to participate in, or had any liability with respect to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or a multi-employer plan as defined in Section 3(37) of ERISA.  Neither Company has any liability under Title IV of ERISA.  All contributions to, and payments from, the Employee Plans which may have been required to be made in accordance with the terms of any such Employee Plan and, where applicable, the Laws which govern such Employee Plan, have been made in a timely manner.  All material reports, Tax Returns and similar documents with respect to any Employee Plan required to be filed with any Governmental Entity or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed.

(b) Except as set forth in Section 3.15(b) of the GFS Disclosure Schedule, (i) there are no pending investigations by any Governmental Entity involving or relating to the Employee Plans, no threatened (to the knowledge of the Sellers) or pending claims (except for claims for benefits payable in the normal operation of Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan which could give rise to a liability of the Companies, nor, to the knowledge of the Sellers, are there any facts that could give rise to any liability of the Companies in the event of any such investigation, claim, suit or proceeding, and (ii) no notice has been received by the Companies of any complaints or other proceedings of any kind involving the Companies or any of the employees of the Companies before any Governmental Entity relating to any Employee Plan.

3.16 Material Contracts.  Section 3.16 of the GFS Disclosure Schedule lists all oral and written contracts and agreements (collectively, the “GFS Contracts”) to which either Company is a party or by which either of their respective properties or assets are bound (other than this Agreement and the employment agreements with key employees entered into with the Companies in connection with the transactions contemplated in this Agreement), of the following types:

(a) all employment, consulting, or personal service agreements or contracts currently in full force and effect with any present or former officer, manager, principal or employee of the Companies;

(b) all loan or credit agreements, and all bonds, debentures, promissory notes or other instruments of indebtedness, relating to the borrowing of money by the Companies;

(c) all guaranty, suretyship or similar arrangements under which the Companies have guaranteed or is otherwise contingently or secondarily liable for any indebtedness, liability or obligation of any person;

(d) all leases or subleases of material real or material personal property used in the conduct of the Business of either of the Companies;

(e) all contracts or agreements committing the Companies to make a capital expenditure in excess of $10,000;

(f) all contracts, agreements, agreements in principal, letters of intent and memoranda of understanding which provide for the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise or the future disposition of any of the assets or properties of the Companies other than in the ordinary course of their respective Business;

(g) all contracts, agreements with or commitments to any person containing any provision or covenant relating to any indemnification or holding harmless by the Companies creating obligations of $25,000 or more with respect to any such contract, agreement or commitment;

(h) all contracts, agreements and undertakings with any Governmental Entity or other person that contain any provision or covenant limiting (x) the ability of the Companies to engage on any line of business, to compete with any person, to do business with any person or in any location or to employ any person or (y) the ability of any person to compete with or obtain material products or services from the Companies, including any such restrictions that may have been imposed by FINRA; and

(i) all material outstanding proxies, powers of attorney or similar delegations of authority granted by the Companies to any other person.

The Sellers have delivered to Purchaser a true and correct copy of each written GFS Contract and a written description of any that are oral.  Each GFS Contract is in full force and effect and is valid and binding on the Companies, as applicable, and, to the knowledge of the Sellers, the counterparties to such GFS Contract.  The Companies have performed in all material respects all obligations required to be performed by it to date under each GFS Contract, as applicable.  Neither GFS BD nor GFS IA is, and to the knowledge of the Sellers, no other party to any GFS Contract is, in violation or breach of or in default under such GFS Contract, or with or without notice or lapse of time or both, would be in violation or breach of or in default under any such GFS Contract, except for violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.17 Governmental Licenses and Permits; Compliance with Laws.  Neither Company has during the past five years received notice of any revocation or modification of any required license, certification, tariff, permit, registration, exemption, approval or other required authorization by any Governmental Entity.  The conduct of the respective Business of the Companies complies in all material respects with all applicable Laws, except for violations or failures to comply, if any, that, individually or aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.18 No Commodity Pool Operator.  Neither Company is, or is required to be, registered with the Commission as a “commodity pool operator” or “commodity trading advisor” under the Commodity Exchange Act of 1936, as amended, or under any applicable state Laws.

3.19 Material Customers.  Section 3.19 of the GFS Disclosure Schedule sets forth, as of September 30, 2010, the account number and the dollar amount of assets for which employees of any of GFS BD or GFS IA served as the broker or agent of record (“Client Assets”), for each customer or client of any of GFS BD or GFS IA (a “Material Customer”) that as of such date accounted for five percent or more of the total Client Assets of GFS BD or GFS IA.  No Material Customer has notified GFS BD or GFS IA that it will or intends to cease doing business, or substantially decrease the amount of business it does, with any GFS BD or GFS IA.

3.20 Customer Relationships.  The Companies are in compliance in all material respects with the terms of each contract with any customer to whom it provides services (a “Client”), and each such contract is in full force and effect. There are no disputes pending or, to the knowledge of the Sellers, threatened with any Client under the terms of such contract or with any former Client. To the knowledge of the Sellers, there have been no complaints or disputes with customers that have not been resolved. As of the date of this Agreement, no Client has advised the Companies that he, she, or it intends to terminate or amend any contract with the Companies, including without limitation, his, her, or its investment management agreement, or withdraw any assets to which his, her, or its investment management agreement relates from any account with the Companies.

3.21 Bank Accounts.  Section 3.21 of the GFS Disclosure Schedule lists each bank, trust company or similar institution with which each of the Companies maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

3.22 Officers and Employees.  Section 3.22 of the GFS Disclosure Schedule accurately lists by name and title all officers and employees of each Company and sets forth with respect to each such officer or employee, (i) his or her position and years of service with a Company and (ii) his or her salary, bonus and other compensation for 2009 and the first nine months of 2010.

3.23 Transactions with Affiliates.  Except as set forth on Section 3.23 of the GFS Disclosure Schedule, no Affiliate (as defined below) of Sellers (i) is a party to or has any interest in any material contract or agreement with GFS BD or GFS IA including any outstanding loan to or receivable from a Company or (ii) has any ownership interest in any client or customer of the Companies.  The term “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person with the terms “control” and “controlled” meaning, for this purpose, the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities or partnership, membership or other ownership interests, or by contract or otherwise.

3.24 Investment in SMHG Common Stock.  Each of the Sellers confirms that he is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and will be acquiring SMHG Common Stock hereunder for the account of such Seller for investment only and with no present intention of reselling or distributing any SMHG Common Stock in a manner that would require registration under the Securities Act and has no arrangement or understanding with any other persons regarding the distribution of such SMHG Common Stock. Each Seller (a) is knowledgeable, sophisticated, and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the acceptance of SMHG Common Stock as part of the purchase price, (b) has requested and been provided with the opportunity to obtain from representatives of Purchaser all information he deems relevant about Purchaser to evaluate the merits and risks of the acquisition of SMHG Common Stock pursuant to this Agreement, (c) has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the SMHG Common Stock pursuant to this Agreement, (d) acknowledges that the issuance of the SMHG Common Stock pursuant to this Agreement has not been reviewed by the Commission or any state regulatory authority, (e) acknowledges that except as provided in the Registration Rights Agreement, the delivery of SMHG Common Stock to the Sellers hereunder will not be registered under the Securities Act and accordingly, such SMHG Common Stock constitute “restricted securities” within the meaning of Rule 144 under the Securities Act; and that the SMHG Common Stock cannot be sold, transferred, or otherwise disposed of unless subsequently registered under the Securities Act or pursuant to an exemption from registration, and (f) further acknowledge that a legend substantially in the following form will be placed on any certificate representing SMHG Common Stock:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel reasonably satisfactory to the corporation to the effect that such registration is not required.  Certain of the shares represented by this certificate are also subject to restrictions on their transfer under an agreement with the issuer of such shares.”

3.25 Absence of Certain Changes of Events.  Except as set forth in Section 3.25 of the GFS Disclosure Schedule, since December 31, 2009, to the knowledge of the Sellers:

(a) there has been no event, occurrence, change in the condition (financial or otherwise), or operations of the Companies that could reasonably be expected to result in a Material Adverse Effect;

(b) the Companies have not incurred any indebtedness for money borrowed or any material liability or obligation, contingent or otherwise, except in the ordinary course of Business or entered into any material commitment or other transaction not in the ordinary course of Business;

(c) the Companies have not altered its method of accounting;

(d) the Companies have not incurred or become subject to any material claim or material liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract;

(e) except in the ordinary course of Business and consistent with the past practice of the Companies, the Companies have not sold, transferred, or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

(f) the Companies have not entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights;

(g) the Companies have not issued, sold, delivered or agreed to issue, sell or deliver any member interests, bonds or other securities, or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery thereof;

(h) the Companies have not adopted any new, or made any increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of such officers, directors or salaried employees; and

(i) the Companies have not entered into any material verbal or written agreement or other transaction that is not in the ordinary course of their respective Business.

3.26 Brokers.  None of the Sellers or the Companies is a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against any, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

3.27 Questionable Payments.  The Sellers have no knowledge or information that any member, manager, officer, employee, agent or other representative of the Companies or any person acting on behalf of any of them has made, directly or indirectly, any bribes, kickbacks, political contributions with corporate funds, payments from corporate funds not recorded on the books and records of the Companies, payments from corporate funds that were knowingly and falsely recorded on the books and records of the Companies, improper payments to governmental officials in their individual capacities or illegal payments to obtain or retain business.

3.28 Books and Records.  To the knowledge of the Sellers, the books and records of the Companies are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all minutes of meetings or proceedings of, or written consents of, its managers and members.

3.29 Address. The address set forth in the signature page hereto for each Seller is such Seller’s true and correct domicile or residence.

3.30 Other Adverse Facts, etc.  No representation or warranty made by any of the Sellers in this Agreement, and no statement of the Sellers contained in any document, certificate, or other writing furnished or to be furnished by Sellers or the Companies pursuant to this Agreement or in connection herewith, contains or will contain, at the time of delivery, any intentionally untrue statement of a material fact or an intentional omission, at the time of delivery, of any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.  The Sellers know of no matter which has not been disclosed to Purchaser pursuant to this Agreement which has or, so far as the Sellers can now reasonably foresee, will have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller individually and to the Sellers collectively, as of the date of this Agreement and as of the Closing Date, except as set forth on the SMHG Disclosure Schedule, as follows:

4.1 Accredited Investor.  Purchaser: (a) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and is knowledgeable, sophisticated, and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Purchased Interest, and has requested, received, reviewed, and understood all information it deems relevant in making an informed decision to purchase the Purchased Interest; (b) acknowledges that the sale of the Purchased Interest pursuant to this Agreement has not been reviewed by the Commission or any state regulatory authority; (c) is acquiring the Purchased Interest for its own account for investment only and with no present intention of reselling or distributing any of such Purchased Interest in a manner that would require registration under the Securities Act and has no arrangement or understanding with any other persons regarding the distribution of such Purchased Interest; and (d) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Interest except in compliance with the Securities Act, any applicable state securities or blue sky Laws, the GFS BD Amended and Restated Company Agreement or the GFS IA Amended and Restated Company Agreement. Purchaser recognizes that an investment in the Purchased Interest is speculative and involves a high degree of risk, including a risk of total loss of Purchaser’s investment.  Purchaser further understands that the transferability of the Purchased Interest will be restricted in accordance with applicable state and federal securities Laws, and that a restrictive legend to such effect will be inscribed on any certificate representing such interests.

4.2 Authority, Due Execution, Delivery, and Performance of the Agreement. Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. No consent, approval, authorization, or other order of any Governmental Entity that has not been obtained is required on the part of Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated in this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). There is not in effect any order enjoining or restraining Purchaser from entering into or engaging in any of the transactions contemplated in this Agreement.

4.3 Organization and Existence.  Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to carry on its Business as now conducted.  Purchaser has delivered to the Sellers a true and correct copy of its Articles of Incorporation and By-laws.

4.4 Consents and Approval.  No material consent, order, approval, waiver or authorization of, or registration, application, declaration or filing with, any person is required with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated herein, except for cases, considered individually and in the aggregate, in which any failure to make such registration, application, declaration or filing or to obtain any such consent, order, approval, waiver or other authorization is not reasonably likely to have a Material Adverse Effect on Purchaser.

4.5 Capitalization of Purchaser.  The authorized capital stock of Purchaser consists of 100 million shares of SMHG Common Stock and 10 million shares of preferred stock.  As of November 5, 2010, 28,878,141 shares of SMHG Common Stock were outstanding and no shares of preferred stock were outstanding. As of November 11, 2010, those shares set forth in Section 4.5 of SMHG Disclosure Schedule were reserved for issuance and issuable upon or otherwise deliverable under Purchaser’s Long-term Incentive Plan or Capital Incentive Program (collectively, the “SMHG Stock Plans”) in connection with the exercise of outstanding employee or director stock options to purchase SMHG Common Stock (“SMHG Options”) and the vesting of other outstanding stock awards and warrants.  All of the issued and outstanding shares of SMHG Common Stock are, and all shares of SMHG Common Stock which may be issued pursuant to SMHG Stock Plans, when issued in accordance with the terms of those plans, and the SMHG Common Stock delivered pursuant to the terms of this Agreement will be validly issued, fully paid and non-assessable. Since November 1, 2010, no shares of SMHG Common Stock have been issued, other than upon exercise of SMHG Options or the vesting of other stock awards.  Except for SMHG Common Stock, SMHG Options, and other stock awards, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Purchaser having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote.  As of the date hereof, except for SMHG Options and other stock awards outstanding on the date hereof under SMHG Stock Plans referred to above and except as otherwise disclosed in Section 4.5 of the SMHG Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of Purchaser.  Except as set forth in Section 4.5 of the SMHG Disclosure Schedule, Purchaser has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of SMHG Common Stock.  Except as set forth in Section 4.5 of the SMHG Disclosure Schedule, there are no stockholders’ agreements, voting trusts or other agreements or understandings to which Purchaser is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Purchaser or any preemptive rights with respect thereto.  No Subsidiary of Purchaser owns any SMHG Common Stock.

4.6 Commission Filings.  Purchaser has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 2005, and Purchaser has made available to the Sellers true and complete copies of (a) the Annual Reports on Form 10-K of Purchaser for the years ended December 31, 2007, 2008, and 2009, (b) all Annual Reports filed with the Commission by each Broker-Dealer Subsidiary pursuant to Commission Rule 17a-5(d) for the year ended December 31, 2009, and (c) all other reports (including Current Reports on Form 8-K), statements and registration statements filed by Purchaser with the Commission since December 31, 2009 (collectively, the “SMH Commission Filings”).  The SMH Commission Filings, including all financial statements or schedules included therein, (x) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) did not at the time of their filing (or if amended, supplemented or superseded by a later filing, on the date of the later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7 Brokers.  Purchaser is not a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against it for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

4.8 Vote Required.   No vote of the holders of any class or series of Purchaser’s capital stock is necessary to approve the issuance of SMHG Common Stock pursuant to this Agreement or any of the transactions contemplated hereby.

4.9 Other Information. All of the information provided to the Sellers or their agents or representatives concerning Purchaser’s suitability to invest in the Companies and the representations and warranties contained herein, are complete, true, and correct as of the date hereof, and understands that the Sellers are relying on the statements contained herein to establish an exemption from registration under federal and state securities Laws.

4.10 Address. The address set forth in the signature page hereto for Purchaser is the true and correct domicile.

ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any investigation made by any Party to this Agreement, all representations and warranties made by respective Parties herein and in any certificates or documents delivered pursuant hereto or in connection therewith shall survive following the delivery to Purchaser of the Purchased Interest and the payment therefor and shall, with respect to the Closing, remain in full force and effect until the first anniversary of the Closing Date; provided, however, the representations and warranties made by Sellers in Section 3.2 (Capitalization), Section 3.3 (Sale and Delivery of the Purchased Interest), and Section 3.12 (Taxes and Tax Returns) shall survive until the expiration of the applicable statute of limitations relating thereto.  If a bona fide claim is asserted in writing before the expiration of the survival period of a representation or warranty made in Section 3 or 4, that representation or warranty shall survive until the claim is settled, adjudicated or otherwise resolved.

ARTICLE VI
COVENANTS OF SELLERS

6.1 Confidentiality.  Except for information required for inclusion in any application, filing, statement or notice required to be filed by Sellers with any Governmental Entity, all information and data furnished to the Sellers by Purchaser under this Agreement, whether furnished orally or in writing, shall be received, held and treated confidentially by the Sellers (except to the extent otherwise required by Law), and none of such information shall be used in any manner for the benefit of GFS BD or GFS IA or for the benefit of any business controlled by any Seller (other than GFS BD or GFS IA after the Closing, or in any action or proceeding involving this Agreement or any agreement contemplated hereby).

6.2 Consummation of Transactions.  The Sellers shall use their reasonable best efforts to perform and fulfill all obligations on their part to be performed under this Agreement, to the end that the transactions contemplated hereby shall be consummated.

6.3 Notifications.  As promptly as practicable follow the Closing, each of GFS BD and GFS IA shall distribute to its clients and third-party vendors and service providers such forms of written notification relating to the transactions contemplated hereby as are reasonably determined by Sellers (and Purchaser shall be given reasonable opportunity to review in advance the forms of such notifications).

ARTICLE VII
COVENANTS OF PURCHASER

7.1 Confidentiality.  Except for information required for inclusion in any application, filing, statement or notice required to be filed by Purchaser  with any Governmental Entity, all information and data furnished by the Sellers to Purchaser under this Agreement shall be received, held and treated confidentially by Purchaser (except to the extent otherwise required by Law), and none of such information shall be used in any manner for the benefit of Purchaser or for the benefit of any business controlled by it (other than GFS BD and GFS IA after the Closing, or in any action or proceeding involving this Agreement or any agreement contemplated hereby).

7.2 Listing of Shares.  All of the SMHG Common Stock delivered pursuant to this Agreement shall, immediately following the expiration of any applicable Lockup Period (as defined hereinafter), be authorized and accepted for listing on the Nasdaq Stock Market (if SMHG Common Stock is then listed thereon) or on the New York Stock Exchange (if SMHG Common Stock is then listed thereon), subject to official notice of issuance.

7.3 Consummation of Transactions.  Purchaser shall use its reasonable best efforts to perform and fulfill all obligations on its part to be performed under this Agreement, to the end that the transactions contemplated hereby shall be consummated.

7.4 Removal of Legends.  Promptly (and in any event within five Business Days) following a Seller’s submission to Purchaser of certificates representing SMHG Common Stock delivered to such Seller pursuant to this Agreement that contain a legend relating to transfer restrictions applicable to such securities, Purchaser shall provide such holder (at no expense to the holder) with new certificates of like tenor not bearing any such legends in replacement of such legended certificates (or, in the event that the requirements of this sentence have been met with respect to some, but not all, of the shares of SMHG Common Stock represented by such submitted certificates, then with multiple certificates that contain appropriate legends with respect to those shares of SMHG Common Stock still subject to applicable restrictions, and no legends with respect to those shares of SMHG Common Stock that are no longer subject to such restrictions), provided that (i) any Lockup Period applicable to such submitted shares of SMHG Common Stock pursuant to the terms of this Agreement has at that time expired, and (ii) either (A) such shares of SMHG Common Stock are eligible to be sold, assigned or transferred under Rule 144 (provided that Seller provides Purchaser with reasonable assurances that such shares of SMHG Common Stock are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of counsel), or (B) such submitted shares of SMHG Common Stock are to be sold pursuant to an effective resale registration statement under the Securities Act, or (C) such submitted shares of SMHG Common Stock are otherwise accompanied by a written opinion of legal counsel to the holder of such submitted shares of SMHG Common Stock, in form and substance satisfactory to Purchaser (acting reasonably), that the transfer of such shares may otherwise be made without registration under the Securities Act.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1 Tax Matters.

(a) Sellers shall pay all transfer taxes arising out of or in connection with the transfer of the Membership Interests effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser with respect to such transfer taxes.  Seller shall file all necessary documentation and Tax Returns with respect to the transfer taxes relating to the transfer of the Membership Interests.  Purchaser shall pay all transfer taxes arising out of or in connection with the issuance of the SMHG Shares effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Sellers with respect to such transfer taxes. Purchaser shall file all necessary documentation and Tax Returns with respect to the transfer taxes relating to the issuance of the SMHG Shares.

(b)  Except with respect to the respective LLC Agreement for each Company as amended and restated, the Sellers shall ensure that (i) any and all Tax allocation or sharing agreements or other agreements or arrangements binding either Company with respect to the payment of Taxes shall be terminated with respect to each such Company as of the day before the Closing Date and, (ii) from and after the Closing Date, neither Company shall be obligated to make any payment to Seller, any Affiliate, any Taxing Authority. or any other Person pursuant to any such agreement or arrangement for any past or future period.

(c) Sellers agree that for purposes of Section 706 of the Code, all items of income, gain, loss, and deduction of the Companies allocated or attributable to the period between January 1, 2010, and the Closing Date shall be allocated solely among the Companies and the Sellers in proportion to their Percentage Interests in effect prior to the Closing Date using the interim-closing-of-the-books method..   The Parties agree that GFS BD and GFS IA, at the Purchaser’s expense, will file with the Internal Revenue Service, and the Parties hereby authorize and direct the officers and representatives of GFS BD and GFS IA to cause the filing of, an election under Section 754 of the Code (“Section 754 Elections”).  Purchaser shall, within 60 days of the Closing, provide to Sellers for their review, comment and approval, an allocation of the consideration paid at Closing (including the Earn-Out Adjustment and the CAGR Adjustments) among the assets and properties of GFS BD and GFS IA in accordance with Section 755 of the Code, other applicable U.S. federal Tax Laws and any analogous provision of foreign, state or local Laws.  Such allocation shall be adjusted as necessary to take into account any payments appropriately treated as purchase price under applicable Tax Laws.  Sellers shall have 30 days after receipt of such allocation to notify Purchaser of any objections to such allocation.  If Sellers fail to notify Purchaser of any objections within such 30-day period, Sellers shall be conclusively presumed to have agreed and consented to the allocation determined by Purchaser.  If Sellers timely notify Purchaser of an objection, Sellers and Purchaser will make reasonable efforts to agree on an allocation.  If Sellers and Purchaser are unable to agree on an allocation within 120 days of the Closing, then Sellers and Purchaser shall designate an accounting firm of nationally or regionally recognized standing and not having any material business relationship with any of the Parties (and they shall promptly disclose any such relationships to the other), which (acting as an expert and not as an arbitrator) shall be instructed to make, as soon as practicable after the matter is referred to such firm, the calculation of such allocation. The determination of such allocation by such accounting firm shall be final and binding on all of the Parties.  Neither the Sellers nor Purchaser shall take any position on any Tax Return or before any Taxing Authority inconsistent with such allocation (except to the extent otherwise required by a “final determination” within the meaning of the Code).

8.2 Expenses.  Each Party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

8.3 Further Assurances.  From time to time, at the request of any Party, and without further consideration, each other Party will execute and deliver such other documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereunder.

8.4 Publicity.  No Party shall issue any other press release or make any public statement related to this Agreement or the transaction contemplated hereby without the prior consent of the other Party or Parties, which consent shall not be unreasonably withheld, conditioned or delayed, except that Purchaser may make any and all disclosures that are required under the Exchange Act and applicable Commission rules.

8.5 Lockup Agreement.  Each Seller agrees that, for a period of one year from the Closing Date with respect to the SMHG Common Stock included in the Initial Closing Consideration, he will not, without the prior approval of the Board of Directors of Purchaser (or its successor), sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, distribute or otherwise transfer (other than to members of his immediate family or estate planning vehicles established for their benefit, which shall be subject to the same restrictions hereunder as the initial holder), such SMHG Common Stock or any securities convertible into or exchangeable for SMHG Common Stock, provided, however, that nothing in this Section 8.5 shall prohibit any transfer in connection with an SMHG Change of Control (as defined in the GFS BD Amended and Restated Company Agreement and the GFS IA Amended and Restated Company Agreement).

8.6 Sales Restrictions.  The Sellers agree that, for a period of one year from the date of issuance with respect to any SMHG Common Stock included in an Earn-Out Adjustment or CAGR Adjustment, they will not, without the prior approval of the Board of Directors of Purchaser (or its successor), sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, distribute or otherwise transfer (other than to members of his immediate family or estate planning vehicles established for their benefit, which shall be subject to the same restrictions hereunder as the initial holder), such SMHG Common Stock, or any securities convertible into or exchangeable for SMHG Common Stock, provided, however, that nothing in this Section 8.6 shall prohibit any transfer in connection with an SMHG Change of Control (as defined in the GFS BD Amended and Restated Company Agreement and the GFS IA Amended and Restated Company Agreement).

8.7 Conduct of the Business. From the date hereof until the Closing Date, unless the prior written consent of Purchaser shall have been obtained, such consent not to be unreasonably withheld:

(a) Sellers shall conduct the Business of each Company in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact the business organization and financial condition of the Companies, and relationships with third parties, and to keep available the services of the present employees of the Business.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, unless the prior written consent of Purchaser shall have been obtained, such consent not to be unreasonably withheld, the Sellers will not permit or cause either Company to:

(i) pay its accounts payable (or prepay expenses), in any manner other than in the ordinary course of its Business and consistent with past practice;

(ii) conduct its Business in a manner that would result in a delay by clients or other counterparties of such Company from making payments to such Company of accounts receivable, or delaying such Company from providing services, or taking other actions, that would delay such Company from receiving revenues it would have normally received in the ordinary course of its Business;

(iii) hire a new employee or change the compensation of an existing employee of such Company;

(iv) incur any capital expenditures in excess of $10,000;

(v) (A) incur any indebtedness; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; or (C) make any loans, advances or capital contributions to, or investments in, any other person;

(vi) take any other actions designed (or the primary purpose of which is) to reduce the capital of such Company, in any manner other than in the ordinary course of its Business and consistent with past practice;

(vii) declare, pay or set aside any dividend or distribution (whether in the form of cash or securities or other rights or benefits);

(viii) issue any membership interests of such Company or securities convertible into or exchangeable for membership interests of such Company, or enter into any agreement or commitment for the issuance or purchase of membership interests in such Company or such other securities;

(ix) sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, tangible or intangible, in any manner other than in the ordinary course of its Business and consistent with past practice;

(x) enter into (except in the ordinary course of business), acquire, assign, transfer, terminate, modify, amend, waive a right under, permit to expire prior to the scheduled expiration date or otherwise dispose of any term or condition of or any right under, any contract, agreement, purchase order, arrangement, plan, commitment, document, permit, authorization, license or other right;

(xi) effect or agree to affect any merger, consolidation, share transfer, share exchange, liquidation, dissolution, recapitalization or similar extraordinary transaction;

(xii) amend or modify any provision of the BD LLC Agreement or the IA LLC Agreement; or

(xiii) agree or commit to do any of the foregoing.

(b) The Sellers agree to use their reasonable best efforts under circumstances to ensure that the neither Company will (i) take or agree or commit to take any action that would (A) make any representation or warranty of the Sellers hereunder inaccurate at, or as of any time prior to, the Closing Date, or (B) cause the Sellers to violate, or default on, any covenant or other agreement hereunder, and (ii) omit or agree or commit to omit to take any action necessary to prevent (A)  any such representation or warranty from being inaccurate at, or as of any time prior to, the Closing Date or (B) the Sellers from violating or defaulting under any covenant or other agreement hereunder.

(c) Any  revenue (including commissions, performance fees and performance allocations) and expenses (including compensation expenses) incurred, accrued, or earned prior to Closing but not received or paid, as the case may be, by GFS BD or GFS IA prior to the Closing, once received, shall be allocated to and for the benefit, or are the responsibility of, the Sellers and shall be allocated to the capital accounts of the Sellers in GFS BD or GFS IA, as the case may be.

8.8 Client Consents.

(a) As soon as reasonably practicable following the date hereof, GFS IA shall send (or cause to be sent) a notice in form and substance acceptable to Purchaser (the “Notice”) to any Client to whom GFS IA provides investment management or investment advisory services, (i) informing each Client of the transactions contemplated in this Agreement, (ii) requesting the consent or approval of the assignment or deemed assignment of each Client’s investment advisory agreement(s) (if Client’s consent to such assignment or deemed assignment is required by the Advisers Act or is required under the respective advisory agreement for such assignment) or deemed assignment resulting from the transactions contemplated in this Agreement, (iii) affirming GFS IA’s intention to continue advisory services pursuant to the existing advisory agreement following the Closing, and (iv) stating that the consent of the Client will be deemed to have been granted if the Client continues to accept such advisory services for at least 45 days after such Notice without termination, provided that such Client shall not have affirmatively stated to GFS IA that it does not consent, or terminates, its respective advisory agreement, prior to the Closing. Purchaser shall be provided a reasonable opportunity to review all such consent materials to be used by GFS IA prior to distribution.

(b) Purchaser agrees that consent to assignment or deemed assignment of each investment advisory agreement resulting from the transactions contemplated in this Agreement (“Client Consents”) shall be deemed given for all purposes under this Agreement (i) if no consent is required under the Advisers Act or the respective advisory agreement, or (ii) if such consent is required by the Advisers Act and/or under the respective advisory agreement, (A) if the written consent or approval requested in any Notice is received, or, (B) if written consent or approval requested in any Notice is not received, (x) the Client shall not have affirmatively stated that it does not consent to such assignment or deemed assignment or intends to terminate such advisory agreement, and (y) at least 45 days have elapsed since the mailing of the Notice to such party pursuant to Section 8.7(a).

(c) Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this Section 8.7 are intended only for the benefit of the Parties and for no other person.

8.9 Key Employee Bonuses.  The Sellers shall use their reasonable best efforts to cause Eduardo Leon and Alfredo Tellez (the “Key Employees”) to enter into employment agreements (“Key Employee Agreements”) that are reasonably acceptable to the Purchaser.  The Parties contemplate that the Key Employee Agreements will contain provisions for incentive bonuses for 2011 and 2012 based on the Key Employees’ net production and for 2013 and 2014 based on the CAGR Adjustments.  The 2011 and 2012 bonus payments will be payable one-half in cash and one-half in such number of shares of SMHG Common Stock (rounded to the nearest whole share) as shall equal (w) one-half of the bonuses divided by (x) the Current Market Price determined as of the date immediately prior to the date of delivery of such shares of SMHG Common Stock and the 2013 and 2014 bonus payments will be payable 80% in cash and 20% in such number of shares of SMHG Common Stock (rounded to the nearest whole share) as shall equal (y) 20% of the bonuses divided by (z) the Current Market Price determined as of the date immediately prior to the date of delivery of such shares of SMHG Common Stock.  The cash portion of such bonuses will be funded by the Sellers through deemed capital contributions to the Companies immediately following the request therefor from the Companies which shall be made not more than 30 days prior to the date on which such bonuses are due and payable.  The SMHG Common Stock payable in connection with the 2011 and 2012 bonuses shall be paid in shares of SMHG Common Stock that are newly issued by Purchaser and contributed by Purchaser to the Companies. The SMHG Common Stock payable in connection with the 2013 and 2014 bonuses shall be paid in shares of SMHG Common Stock issued to the Sellers pursuant to Section 1.1(b) hereof and contributed by the Sellers to the Companies. The provisions of Section 1.4 and the Lockup Period shall apply to the issuance of any such shares of SMHG Common Stock in connection with the provisions of this Section 8.9.

8.10 Further Assurances. Upon the terms and subject to the conditions hereof, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereby, including, without limitation, using reasonable best efforts to obtain all license, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with such party as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions set forth in Section 2.  If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall use its reasonable best efforts to take such action.  In connection with, and without limiting the foregoing, each of the Parties agrees to use its reasonable best efforts to take (and cause the Companies to take) all actions necessary to ensure that prior to, or concurrently with, the Closing, the Companies cause to be made and/or filed, all required filings and amendments, in each case, in accordance with the applicable requirements of the Advisers Act.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by Sellers.  From and after the Closing, Sellers jointly and severally agree to pay and to indemnify and hold harmless and defend Purchaser and its Affiliates and their respective successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against any and all damages, claims, penalties, losses, judgments, fines, and reasonable costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) incurred in connection with any investigation or defense of any of the foregoing (“Damages”) caused by or arising out of or in respect of:

(a) any breach of a covenant or agreement of any Seller contained in this Agreement;

(b) any breach of a warranty or representation of Sellers set forth in Section 3 of this Agreement;

(c) (i) the arbitration proceeding entitled Grupo Internacional de Asesores vs. Global Financial Services, Eduardo Bustani, Ricardo Perusquia and Jane Bates; or (ii) any claim or complaint by a customer of the Companies with allegations similar to those contained in the statement of claim in such arbitration proceeding to the extent such allegations pertain to the activities of Eduardo Bustani and relate to the purchase and sale of the securities of Bear Stearns Companies Inc. and/or Lehman Brothers Inc.; and

(d) the margin or franchise Tax positions that the Sellers and the Companies have taken prior the Closing.

Notwithstanding the foregoing, (x) the amount of Damages in respect of which Sellers shall be required to indemnify Purchaser Indemnified Parties under clauses (a) and (b) of this Section 9.1 shall be limited to the aggregate amount by which all such Damages exceed $180,000, and (y) the aggregate indemnification payable by Sellers pursuant to this Section 9.1 shall be limited to the Escrow Shares.  No indemnification shall be payable by Sellers pursuant to this Section 9.1 after the expiration of the applicable survival period set forth in Section 5 with respect to the representation, warranty, covenant or agreement giving rise to such indemnification obligation (the “Indemnification Cut-Off Date”); provided that such expiration shall not affect any claim for indemnification with respect to which a bona fide claim has been asserted in the manner contemplated in Section 9.3 prior to the applicable Indemnification Cut-Off Date.

9.2 Indemnification by Purchaser.  From and after the Closing, Purchaser agrees to pay and to indemnify and hold harmless and defend the Sellers and their respective successors and assigns (collectively, “GFS Indemnified Parties”) from and against any and all Damages caused by or arising out of or in respect of:

(a) any breach of a covenant or agreement of Purchaser contained in this Agreement; and

(b) any breach of a warranty or representation made by Purchaser in Section 5 of this Agreement.

Notwithstanding the foregoing, the amount of Damages in respect of which Purchaser shall be required to indemnify GFS Indemnified Parties under this Section 9.2 shall be limited to the aggregate amount by which all such Damages exceed $180,000, (y) the aggregate indemnification payable by Purchaser pursuant to this Section 9.2 shall be limited to a maximum of $1,000,000, and (z) no indemnification shall be payable by Purchaser pursuant to this Section 9.2 after the Indemnification Cut-Off Date; provided that such expiration shall not affect any claim for indemnification with respect to which a bona fide claim has been asserted in the manner contemplated in Section 9.3 prior to the applicable Indemnification Cut-Off Date.

9.3 Requests for Indemnification.

(a) If any Party (an “Indemnified Party”) becomes aware of a fact, circumstance, claim, situation, demand or other matter for which it or any other Indemnified Party has been indemnified under this Section 9 (any such item being herein called an “Indemnity Matter”), the Indemnified Party shall give prompt written notice of the Indemnity Matter to the party obligated to provide indemnification therefor under this Section 9 (the “Indemnifying Party”), requesting indemnification therefor, specifying the nature of and specific basis for the Indemnity Matter and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure.  Within 20 Business Days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense.  If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 20 Business Days after receipt of such written notice thereof, it shall be deemed to have accepted and agreed (on behalf of all of the applicable indemnifying parties) to the claim, which shall become immediately due and payable.

(b) The Indemnifying Party shall have the right to assume the defense or investigation of such Indemnity Matter and to retain counsel (who shall be reasonably satisfactory to the Indemnified Party) and other experts to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel and other experts.  If within 20 Business Days after receipt of the request (or five days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Indemnity Matter, an Indemnified Party may retain counsel and other experts (whose reasonable fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.  If an Indemnifying Party retains counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them.

(c) The Indemnified Parties shall make available such information and assistance as any Indemnifying Party may reasonably request and shall cooperate with each other in all reasonable respects in connection with the defense of any claim by such Indemnifying Parties, at the expense of the Indemnifying Parties.  No Indemnity Matter may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.  To the extent it is determined that the Indemnified Party has no right under this Section 9 to be indemnified by the Indemnifying Party with respect to a particular claimed Indemnity Matter, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such claimed Indemnity Matter pursuant to this Section 9.

9.4 No Right to Set Off; Insurance, Tax and Other Benefits.

(a) No Party shall be entitled to offset any indemnification claim or alleged indemnification claim that such party may have against another party hereto against any amounts such Indemnified Party otherwise is obligated to pay to such potential indemnitor pursuant to this Agreement or otherwise; provided, that in the event that the Indemnifying Party does not pay any amount determined by the final and non-appealable judgment or settlement of a court of competent jurisdiction to be due the Indemnified Party, the Indemnified Party shall be entitled to set-off any such finally determined amounts against any amounts that the Indemnified Party may owe the Indemnifying Party.

(b) The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Damages suffered by the Indemnified Party) any related Tax benefits, insurance recoveries and similar related benefits, recoveries or payments that such Indemnified Party has received as a result of the circumstance, event or occurrence giving rise to such underlying Indemnity Matter, and any such related benefits, recoveries or payments received by an Indemnified Party hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Parties of more than 100% of their Damages.  In no event shall any Party be entitled to collect consequential or punitive damages or damages for lost profits as part of any indemnification recovery under this Agreement.

(c) Each Party agrees to use its reasonable best efforts to maximize its insurance recoveries and other similar recoveries against third parties with respect to any circumstance, event or occurrence which may give rise to indemnification obligations of other Parties, to the extent that such reasonable best efforts could reasonably be expected to result in a reduction in the indemnification obligations of such other Parties.

9.5 Exclusivity.  From and after the Closing, the indemnification provided for under this Section 9 shall be the exclusive remedy for monetary damages with respect to breaches of representations, warranties, covenants and agreements contained in this Agreement (other than for common law fraud), and shall be in lieu of any other remedies for monetary damages for such breaches that may be available to any Indemnified Party pursuant to any Laws; provided, that nothing contained in this Agreement shall be deemed to limit any Party’s right to seek injunctive relief or be deemed to limit a Seller’s rights as a shareholder of Purchaser, any Party’s rights under the Ancillary Agreements, or a Seller’s rights under applicable securities Laws and regulations with respect to such Seller’s acquisition or ownership of SMHG Common Stock.

9.6 Adjustment to Purchase Price.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Initial Closing Consideration for Tax purposes (except to the extent otherwise required by a “final determination” within the meaning of the Code).

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a) mutual written consent of Purchaser and Sellers;

(b) either Purchaser or the Sellers if any Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated in this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the Party (as hereinafter defined) terminating this Agreement pursuant to this Section 10.1(b) shall use its reasonable best efforts to have such order, decree, ruling or action vacated;

(c) either Purchaser or the Sellers if the Closing shall not have occurred on or before December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(d) Purchaser if (i) any of the conditions set forth in Section 2.3 shall have become incapable of fulfillment and shall not have been waived by Purchaser, or (ii) the Sellers breach in any material respect any of their representations, warranties, covenants or other obligations set forth in this Agreement and, within 10 days after written notice of such breach to the Sellers from Purchaser, such breach shall not have been cured in all material respects or waived by Purchaser, or the Sellers shall not have provided reasonable assurance to Purchaser that such breach will be cured in all material respects on or before the Closing Date; or

(e) the Sellers, if (i) any of the conditions set forth in Section 2.2 shall have become incapable of fulfillment and shall not have been waived by the Sellers, or (ii) Purchaser breaches in any material respect any of its representations, warranties or obligations set forth in this Agreement and, within 10 days after written notice of such breach to Purchaser from the Sellers, such breach shall not have been cured in all material respects or waived by the Sellers, or Purchaser shall not have provided reasonable assurance to the Sellers that such breach will be cured in all material respects on or before the Closing Date.

10.2 Effect of Termination.
  In the event of the termination of this Agreement by Purchaser or the Sellers pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to any other Party hereto, and this Agreement shall thereupon terminate and become void and have no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of Section 11 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party hereto of any liability for any breach of this Agreement.  If this Agreement is terminated as provided herein, all Notices given to Clients pursuant to Section 8.8(b) shall, to the extent practicable, be withdrawn or terminated.

ARTICLE XI
MISCELLANEOUS

11.1 Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and delivered by hand, overnight courier, facsimile, or first class certified or registered mail, return receipt requested, postage prepaid:

if to Sellers, to:	Gerardo A. Chapa 1330 Post Oak Boulevard, Suite 2100 Houston, Texas 77056-3019 Facsimile: 713-968-0499

Robert C.A. Benjamin 1330 Post Oak Boulevard, Suite 2100 Houston, Texas 77056-3019 Facsimile: 713-968-0499

Ricardo Perusquia 1330 Post Oak Boulevard, Suite 2100 Houston, Texas 77056-3019 Facsimile: 713-968-0499

with a copy to:	Mitchell E. Nichter Paul, Hastings, Janofsky & Walker, LLP 55 Second Street, Twenty-Fourth Floor San Francisco, California 94105 Facsimile: (415) 856-7100

if to Purchaser, to:	Sanders Morris Harris Group, Inc. 600 Travis, Suite 5800 Houston, Texas 77002 Attn: George L. Ball Facsimile: (713) 224-1101

with a copy to:	John T. Unger 600 Travis, Suite 5800 Houston, Texas 77002 Facsimile: (713) 220-5182

or to such other person at such other place as such party shall designate to the other parties in writing.  If Notices provided in accordance with this Section 13.1 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9 a.m. and 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail.  The term “Business Day” as used in this Agreement means any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of Texas.

11.2 Amendment and Waiver.  This Agreement may be amended or modified only upon the written consent of all of the Parties.  The obligations of the Sellers and the rights of Purchaser under this Agreement may be waived only with the written consent of Purchaser.  The obligations of Purchaser and the rights of the Sellers under this Agreement may be waived only with the written consent of each of the Sellers.

11.3 Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

11.4 Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any choice of law provisions thereof.

11.6 Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, by different parties on separate counterparts, each of which, when so executed, will be deemed to be an original copy of this Agreement, and all such counterparts, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall be effective and binding once one or more counterparts are executed by each party hereto. This Agreement may be executed by facsimile signature or electronic exchanges of documents bearing a scanned signature and delivered by facsimile or electronic transmission. The parties agree that a facsimile, scanned, imaged, electronic, or other copy of a signature constitutes a legal and valid signature and has the same effect as an original signature.

11.7 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, Purchaser will be entitled to specific performance of the obligations of the Sellers under this Agreement. Each of the Sellers and Purchaser agree that, in view of the uniqueness of the Business of each of the Companies and the transaction contemplated in this Agreement, monetary damages may not be adequate compensation for any loss incurred by reason of any breach of the obligations under this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at Law would be adequate.

11.8 Dispute Resolution.

(a) Negotiation.  Any controversy or claim (“Dispute”) arising out of or relating to this Agreement shall be set forth in a written notice to the other Party.  Upon receipt of the written notice, the Parties hereby agree to enter into a good faith negotiation to resolve the Dispute.  If such good faith negotiation has not resolved the Dispute after 30 days, the Parties hereby agree to enter into a formal arbitration proceeding pursuant to Section 11.8(b).

(b) Arbitration. Any and all Disputes by either Party arising from or related to this Agreement that are not settled pursuant to Section 11.8(a), except actions arising or requesting equitable or injunctive relief, shall be determined solely and exclusively by arbitration (“Arbitration”) in accordance with the rules of either FINRA Dispute Resolution or the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified herein. The FINRA Dispute Resolution forum is only available if FINRA Dispute Resolution deems the matter eligible for submission.  If a matter is not eligible for submission to FINRA Dispute Resolution, then the forum will be AAA. If Sellers fail to make an election of Arbitration forum before the expiration of five days after written notice from SMHG to make such election, SMHG may make such election.  The arbitration hearing will be confidential and will be held in Houston, Texas.  The arbitrators’ decision shall be final and binding, and may be entered and judgment may be enforced in any court of competent jurisdiction. This arbitration procedure will be governed by the Federal Arbitration Act (“FAA”) as will any actions to compel, enforce, vacate, or conform proceedings, awards, orders of the arbitrator(s) or settlement under this procedure. Should there by a conflict between the rules of the FAA and the AAA or FINRA Dispute Resolution, those of the AAA or FINRA Dispute Resolution will control.

(c) Costs. Each Party shall bear its own expenses in connection with the Arbitration procedures set forth in this Section 11.8 except that the Parties shall split equally the costs associated with any Arbitration.

(d) Communications.  All communications made in connection with the Arbitration procedures set forth in this Section 11.8 shall be treated as communications for the purposes of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent litigation by virtue of Rule 408 of the Federal Rules of Evidence.

11.9 Entire Agreement.  This Agreement (including the attachments hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither Party hereto shall be liable or bound to the other Party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein.

11.10 Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors, and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the Parties and their respective heirs, personal representatives, successors, and assigns any right, remedy, or claim under or by reason of this Agreement or any part thereof. This Agreement may not be assigned by any Parties without the prior written consent of each of the other Parties; provided, however, that Purchaser may assign its rights hereunder to a subsidiary of Purchaser, directly or indirectly, controlled by Purchaser.

11.11 Disclosure Schedules.  A matter set forth in one section of the GFS Disclosure Schedule or the SMHG Disclosure Schedule (each a “Disclosure Schedule”) need not be set forth in any other section of such Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or section of this Agreement is readily apparent on the face of the information disclosed in such Disclosure Schedule.  The fact that any item of information is disclosed in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Any information or the dollar thresholds set forth in a Disclosure Schedule shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or other similar terms in this Agreement, except as otherwise expressly set forth in such Disclosure Schedule.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not in the ordinary course of Business for purposes of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives shown below:

SELLERS:
/s/ Robert C.A. Benjamin Robert C.A. Benjamin

/s/ Gerardo A. Chapa Gerardo A. Chapa

/s/ Ricardo Perusquia Ricardo Perusquia

PURCHASER:
SANDERS MORRIS HARRIS GROUP INC. By: /s/ George L. Ball Name: George L. Ball Title Chairman of the Board